EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Countrywide Hardware, Inc., a Delaware Corporation

d/b/a	Nationwide Industries, Inc., a Florida Corporation
Woodmark International L.P., a Delaware Limited Partnership
Stair House
Pacific Stair Products, Inc., a Delaware Corporation
WILP Holdings, Inc., a Delaware Corporation

Embassy Industries, Inc., a New York Corporation

d/b/a	Embassy Industries, Inc.

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

d/b/a	Florida Pneumatic Manufacturing Corporation
Universal Tool
Pipemaster
Berkley Tool
Franklin Manufacturing

Green Manufacturing, Inc. a Delaware Corporation

d/b/a	Green Manufacturing, Inc.